Exhibit 2 - Certificate of Amendment to Certificate of Incorporation

                                STATE OF DELAWARE
                          CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION

FIRST:   That at a meeting of the Board of Directors of Senticore, Inc., a
Delaware corporation (the "Company") resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Company, declaring said amendment to be advisable and recommending that the majority shareholder of the Company consider adopting the same. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOUR" so that, as amended, said Article shall be and read as follows:

"ARTICLE FOUR - Capital Stock

The aggregate number of shares which the corporation is authorized to issue is 200,000,000 shares of common stock, par value $.001 per share, and 20,000,000 shares of preferred stock, par value $.001 per share, which preferred stock may be issued in classes and series with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors, without any action by shareholders."

SECOND:   That thereafter, pursuant to resolution of its Board of Directors, the holder of a majority of the outstanding shares of common stock executed a written consent in favor of the resolution.

THIRD:   That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:   That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said Senticore, Inc. has caused this certificate to be signed by Carl Gessner, its President, this ____ day of November, 2003.

                                     SENTICORE, INC.


                                     By:
                                         _________________
                                         Carl Gessner
                                         President